UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/15/2009

Encorium Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21145

Delaware	56-1668867
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Glenhardie Corporate Center,
1275 Drummers Lane, Suite 300, Wayne, Pennsylvania 19807
(Address of principal executive offices, including zip code)

610-975-9533
(Registrant’s telephone number, including area code)

One Glenhardie Corporate Center,
1275 Drummers Lane, Suite 100, Wayne, Pennsylvania 19807
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

The Board of Directors of Encorium Group, Inc.(the "Company") has approved amended terms to the previously announced letter of intent with Pierrel SpA, an international contract research organization listed on Milano's Stock Exchange, for the sale of its U.S. business. The sale is expected to close on June 30, 2009.
Subject to the negotiation of a definitive agreement, pursuant to the letter of intent, Pierrel has the right to purchase the Company's U.S. Line of Business for a purchase price equal to 17% of the Company's U.S. backlog at closing, less the amount that assumed current liabilities exceed acquired current assets by more than $500,000, as opposed to $350,000 as was provided for in the original letter of intent. The Company anticipates that backlog as of June 30, 2009 will be approximately $11.5 million. It is estimated that at closing, the liabilities assumed by Pierrel will exceed the assets transferred by the Company by more than the $500,000 deficiency allowance. As a result, the Company does not anticipate it will receive cash from Pierrel at closing.
It is not currently expected that distributions to stockholders in connection with the sale of the U.S. business and the previously announced transaction to sell Encorium Oy, the Company's wholly-owned subsidiary, will result in a premium to the current stock price. Based on the facts known to the Company at present, it is anticipated that any distributions to stockholders in connection with the transactions will be significantly less than market.
A copy of the Company's press release relating thereto is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d)
Press Release dated June 18, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encorium Group, Inc.

Date: June 19, 2009	By:	/s/ Philip L. Calamia
Philip L. Calamia
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated June 18, 2009